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                                                                      EXHIBIT 23

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Crystal Oil Company:

     We consent to incorporation by reference in the Registration Statements (No. 33-61114 and 33-66628) on Form S-8 of Crystal Oil Company of our report dated February 20, 1997, relating to the consolidated balance sheets of Crystal Oil Company and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows and related financial statement schedule for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996, annual report on Form 10K of Crystal Oil Company.

KPMG PEAT MARWICK LLP

Shreveport, Louisiana
March 10, 1997